Exhibit 99.1

FOR IMMEDIATE RELEASE

For Further Information:

Howard N. Feist
Chief Financial Officer
(609) 584-3586

CONGOLEUM CORPORATION REPORTS FIRST QUARTER RESULTS

MERCERVILLE, NJ, MAY 14, 2009 – Congoleum Corporation (OTC: CGMC) today reported its financial results for the first quarter ended March 31, 2009. Sales for the three months ended March 31, 2009 were $30.1 million, compared with sales of $47.7 million reported in the first quarter of 2008, a decrease of 37%. The net loss for the quarter was $4.1 million, compared with net income of $1.7 million in the first quarter of 2008. Net loss per share was $.50 in the first quarter of 2009 compared with net income of $.20 per share in the first quarter of 2008.  Results for the first quarter of 2008 included $1.0 million of interest income on a note for a legal fee settlement.

Roger S. Marcus, Chairman of the Board, commented, “While we had anticipated considerable sales weakness going into the first quarter, actual demand was even worse than we expected.  Softness in the manufactured housing industry, normally a significant portion of our business, was particularly acute, with first quarter sales falling  66% below year earlier levels.  We also saw significant further reductions in our distributors’ inventories, which we had felt were already at minimal levels.”

“We had made a great deal of progress during 2008 reducing our cost structure in response to the dramatic downturn in business.  It is worthwhile to note some of the unusual negative factors which affected the first quarter.  First and foremost was the extraordinary decline in sales to manufactured housing.  The extent of this decline cost $2.0 to $2.5 million in gross profit including overhead contribution.  Second was a decrease of over $4 million in inventories in the residential product distribution channel, which cost us another $1.5 to $2.0 million in gross profit. Third, we incurred an additional $1 million in pension expense in the first quarter of 2009 versus 2008 due to low discount rates at December 31, 2008.  Finally, we recorded a $.5 million severance charge during the first quarter in connection with further cost reductions.  Excluding these items, we would have been profitable for the quarter in spite of the abysmal condition of the market for residential remodel and builder products.

Mr. Marcus continued “Based on the first quarter, we have assumed little or no improvement in manufactured housing demand over the balance of the year, and have lowered our sales and production plans accordingly.  We implemented another significant reduction in expenses and headcount late in March in response to these market conditions to bring our break-even point down to a level roughly in line with our reduced sales forecast.”

“While market conditions remain weak, we have seen some glimmers of improvement in residential remodel demand that provide some indication the market has at least bottomed out.  The steps we have taken to reduce costs should help us get through this downturn, and the combination of our lean cost structure and minimal distributor inventories positions us to benefit considerably from any improvement in demand.”

Mr. Marcus concluded with “As previously reported, we have appealed the bankruptcy court’s decision finding our most recent reorganization plan unconfirmable and that process continues.  There are a few discrete issues that the bankruptcy judge considered obstacles to confirmation, and we expect that the district court judge will resolve these issues and provide guidance with respect to proceedings going forward. We expect a decision from the district court during the third quarter of 2009, which we hope should set the stage for proceeding with confirmation of a plan and put this asbestos reorganization behind us.”

Congoleum Corporation is a leading manufacturer of resilient flooring, serving both residential and commercial markets. Its sheet, tile and plank products are available in a wide variety of designs and colors, and are used in remodeling, manufactured housing, new construction and commercial applications. The Congoleum brand name is recognized and trusted by consumers as representing a company that has been supplying attractive and durable flooring products for over a century.

The above news release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements can be identified by the use of the words such as "anticipate," "believe," "estimate," "expect," "intend,” "plan," "project" and other words of similar meaning. In particular, these include statements relating to intentions, beliefs or current expectations concerning, among other things, future performance, results of operations, the outcome of contingencies such as bankruptcy and other legal proceedings, and financial conditions. These statements do not relate strictly to historical or current facts. These forward-looking statements are based on Congoleum's expectations, as of the date of this release, of future events, and Congoleum undertakes no obligation to update any of these forward-looking statements.

Although Congoleum believes that these expectations are based on reasonable assumptions  of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Any or all of these statements may turn out to be incorrect. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements made in this press release speak only as of the date of such statement. It is not possible to predict or identify all factors that could potentially cause actual results to differ materially from expected and historical results. Factors that could cause actual results to differ from expectations include: (i) the future cost and timing of estimated asbestos liabilities and payments, (ii) the availability of insurance coverage and reimbursement from insurance companies that underwrote the applicable insurance policies for the Company for asbestos-related claims, (iii) the costs relating to the execution and implementation of any plan of reorganization pursued by Congoleum, (iv) timely reaching agreement with other creditors, or classes of creditors, that exist or may emerge, (v) satisfaction of the conditions and obligations under Congoleum's outstanding debt instruments, (vi) the response from time to time of Congoleum's and its controlling shareholder's, American Biltrite Inc.'s, lenders, customers, suppliers and other constituencies to the ongoing process arising from Congoleum's strategy to settle its asbestos liability, (vii) Congoleum's ability to maintain debtor-in-possession financing sufficient to provide it with funding that may be needed during the pendency of its Chapter 11 case and to obtain exit financing sufficient to provide it with funding that may be needed for its operations after emerging from the bankruptcy process, in each case, on reasonable terms, (viii) timely obtaining sufficient creditor and court approval (including the results of any relevant appeals) of any reorganization plan pursued by Congoleum, and the court overruling any objections to the plan that may be filed, (ix) compliance with the United States Bankruptcy Code, including Section 524(g), (x) costs of, developments in, and the outcome of insurance coverage litigation pending in New Jersey state court involving Congoleum and certain insurers, (xi) the possible adoption of another party's plan of reorganization which may prove to be unfeasible, (xii) increases in raw material and energy prices or disruption in supply, (xiii) increased competitive activity from companies in the flooring industry, some of which have greater resources and broader distribution channels than Congoleum, (xiv) increases in the costs of environmental compliance and remediation or the exhaustion of insurance coverage for such expenses, (xv) unfavorable developments in the national economy or in the housing industry in general, including developments arising from the war in Iraq and Afghanistan and from the tightening of credit availability, (xvi) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of Congoleum's facilities or distributors, (xvii) product warranty costs, (xviii) changes in distributors of Congoleum's products, and (xix) Congoleum’s interests may not be the same as its controlling shareholder, American Biltrite Inc.  In any event, if Congoleum is not successful in obtaining sufficient creditor and court approval of a plan of reorganization, such failure would have a material adverse effect upon its business, results of operations and financial condition. Actual results could differ significantly as a result of these and other factors discussed in Congoleum's annual report on Form 10-K for the year ended December 31, 2008 and subsequent filings made by Congoleum with the Securities and Exchange Commission.

CONGOLEUM CORPORATION
RESULTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended March 31,
	2009	2008

Net Sales	$30,106	$47,697
Cost of Sales	25,960	36,824
Selling, General & Administrative Expenses	8,250	9,132
(Loss) /Income from Operations	(4,104)	1,741

Interest (Expense)/Income, net	(106)	931
Other Income/ (Expense), net	118	(64)
Net (Loss)/ Income before taxes	$(4,092)	$2,608
Provision for Taxes	15	929
Net (Loss) / Income	$(4,107)	$1,679
Net (Loss)/ Income Per Share, Basic & Diluted	$(0.50)	$0.20

Weighted Average Number of Common Shares Outstanding – Basic & Diluted	8,272	8,272

ADDITIONAL FINANCIAL INFORMATION:
Capital Expenditures	$859	$468
Depreciation and Amortization	$2,432	$2,673

CONDENSED BALANCE SHEET
(In thousands, except per share amounts)
(Unaudited)

	March 31,	December 31,
	2009	2008
ASSETS:
Cash and cash equivalents	$7,679	$15,077
Restricted cash	29,708	29,680
Accounts & notes receivable, net	15,848	13,789
Inventory	38,142	35,814
Other current assets	3,366	3,922
Total current assets	94,743	98,282

Property, plant & equipment (net)	54,947	56,520
Other assets (net)	17,065	17,065
Total assets	$166,755	$171,867

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable, accrued expenses & deferred income taxes	$76,228	$80,924

Revolving credit loan - secured debt	16,966	13,994
Liabilities subject to compromise - current	4,997	4,997
Total current liabilities	98,191	99,915

Liabilities subject to compromise	162,220	161,503

Long term debt	--	--

Other liabilities	--	--

Total liabilities	260,411	261,418
Stockholders' equity (deficit)	(93,656)	(89,551)
Total liabilities & stockholders' equity	$166,755	$171,867

ADDITIONAL FINANCIAL INFORMATION:
Working Capital	$(3,448)	$(1,633)
Current Ratio	1.0	1.0